Exhibit 99.1

For release: November 24, 2010	For further information contact:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Reports Receipt of Nasdaq Notification Letter

Warren, Ohio - First Place Financial Corp. (Nasdaq: FPFC) (the “Company”) today reported that it has received a letter from The Nasdaq Stock Market (“Nasdaq”), dated November 19, 2010, indicating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 5250(c)(1).  The Nasdaq letter, which the Company expected, was issued in accordance with standard Nasdaq procedures due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2010 (“Form 10-Q”), with the U.S. Securities and Exchange Commission (“SEC”).

As previously disclosed, the Company requires additional time to file the Form 10-Q as it responds to the findings of the Office of Thrift Supervision (“OTS”), its primary regulator, in the course of their annual periodic examination of the Company’s wholly-owned subsidiary, First Place Bank (the “Bank”).  The findings relate principally to the level of the Bank’s allowance for loan losses.  The Company is discussing a significant adjustment to the Bank’s allowance for loan losses with the OTS and the Company’s independent accountants to determine the appropriate level of the allowance.  The Company plans to file the Form 10-Q with the SEC as soon as practicable.

Under the Listing Rules of the Nasdaq, the Company is required to submit a plan to regain compliance with Nasdaq’s filing requirements for continued listing within 60 calendar days of the date of the Nasdaq notification letter, or January 18, 2011.  Upon acceptance of the Company’s compliance plan, Nasdaq is permitted to grant an extension of up to 180 days from the prescribed Form 10-Q filing date, or until May 16, 2011, for the Company to regain compliance with Nasdaq’s filing requirements for continued listing.  The Company anticipates that the filing of its Form 10-Q within the 60-day period will eliminate the need for it to submit a formal plan to regain compliance with Nasdaq’s filing requirements for continued listing.

About First Place Financial Corp.

First Place Financial Corp. is a $3.1 billion financial services holding company based in Warren, Ohio, with two wholly-owned subsidiaries: First Place Bank and First Place Holdings, Inc.  Through First Place Bank, the Company operates 41 retail locations, 2 business financial service centers and 24 loan production offices.  Wholly-owned subsidiaries of First Place Holdings, Inc. include First Place Insurance Agency, Ltd., and First Place Real Estate, Ltd.  First Place Holdings, Inc. also has a 75% interest in Title Works Agency, LLC.  Additional information about First Place Financial Corp. may be found on the Company’s web site:  www.firstplacebank.com.